Exhibit 99.1

NEWS	3333 LEE PARKWAY, SUITE 1200 DALLAS, TEXAS 75219 PHONE: 972.629.4400 FAX: 972.629.4401 WWW.GAINSCO.COM

GAINSCO REPORTS 2nd QUARTER RESULTS

DALLAS, Texas, August 14, 2006 – GAINSCO, INC. (AMEX: GAN) today reported net income and net income available to common shareholders for the second quarter 2006 of $2.7 million, or $0.13 per common share, basic and diluted.  This compares to second quarter 2005 net income of $0.9 million and net income available to common shareholders of $0.4 million, or $0.02 per common share, basic and diluted.

For the six months ended June 30, 2006, net income was $3.4 million versus $2.0 million for the six months ended June 30, 2005.  Net income available to common shareholders for the six months ended 2006 was $1.6 million, or $0.08 per common share, basic and diluted.  This amount included an approximately $1.4 million write-off during the first quarter 2006 of the unaccreted discount on redeemable preferred stock that was fully redeemed during the first quarter 2006.  The net income available to common shareholders for the six months ended June 30, 2005 was $0.2 million, or $0.01 per common share, basic and diluted.

Because of the 100% valuation allowance for the tax benefit of net operating loss carryforwards in the deferred tax asset account, current Federal income tax expense, except for the alternative minimum tax, is entirely offset by the change in the valuation allowance.  For the second quarters of 2006 and 2005, the current regular Federal income tax expense offset by the change in the valuation allowance was $1.3 million and $0.1 million, respectively.  As a result, net income for the second quarter 2006 was positively impacted by $0.06 per common share compared to a positive $0.01 per common share impact for the second quarter 2005.  For the first six months of 2006 and 2005, the current regular Federal income tax expense offset by the change in the valuation allowance was $1.3 million and $0.3 million, respectively.  As a result, net income for the six months ended 2006 and 2005 was positively impacted $0.06 and $0.02 per common share, respectively.

Gross premiums written during the second quarter 2006 were approximately 87% above gross premiums written in the same period 2005.  Gross premiums written declined approximately 15% from the first quarter 2006.

Gross premiums written by geographic region for the quarter and six months ended June 30, 2006 and June 30, 2005, were as follows:

	Quarter ended		Six months ended
(dollars in millions)	June 30		June 30
	2006	2005	2006	2005
Regions:
Southeast	$26.4	17.0	57.9	35.0
South Central	$11.8	2.4	27.2	4.1
Southwest	$6.5	2.8	12.1	5.5
West	$2.1	2.9	4.9	4.3
Total	$46.9	25.1	102.1	48.9

GAAP ratios for the quarters and six months ended June 30, 2006 and June 30, 2005, were as follows:

	Quarter ended		Six months ended
	June 30		June 30
	2006	2005	2006	2005

Total Company:
Claims and Claims Adjustment Expense Ratio	69.7%	69.8%	69.6%	67.2%
Expense Ratio	25.9%	29.8%	27.8%	29.3%
Combined Ratio	95.6%	99.6%	97.3%	96.5%

Nonstandard Personal Automobile:
Claims and Claims Adjustment Expense Ratio	69.7%	70.3%	71.2%	69.3%

The ratios for Total Company presented above include results from the Company’s discontinued commercial lines business, which continues in runoff.  These ratios do not include expenses of the holding company.

There were no material changes to the estimate of ultimate liabilities for prior periods for the Company’s discontinued commercial lines during the second quarters 2006 and 2005.  For the first six months of 2006 and 2005, the estimate of ultimate liabilities for prior periods for discontinued commercial lines was reduced by $1.5 million (reduction of 1.7 claims ratio points) and $0.8 million (reduction of 2.3 claims ratio points), respectively.

As regards the Company’s nonstandard personal automobile business, the Company’s estimate of ultimate liabilities for prior periods was reduced during the second quarter 2006 by $0.6 million (reduction of 1.2 claims ratio points).  During the second quarter 2005, the estimate of ultimate liabilities for prior periods was reduced by $0.6 million (reduction of 2.9 claims ratio points).  For the first six months of 2006, the estimate of ultimate liabilities for prior periods for the nonstandard personal automobile business was increased $0.2 million (increase of 0.3 claims ratio points), compared to a reduction of $1.2 million for the first six months 2005 (reduction of 3.5 claims ratio points).

As of June 30, 2006, the Company had $64.2 million in net unpaid claims and claims adjustment expenses (“C&CAE”) (Unpaid C&CAE of $81.6 million less Ceded unpaid C&CAE of $17.4 million), compared to net unpaid C&CAE at March 31, 2006 of $58.3 million (Unpaid C&CAE of $76.1 million less Ceded unpaid C&CAE of $17.8 million).  These amounts include net unpaid C&CAE in respect of the Company’s runoff lines of $22.9 million at June 30, 2006, and $23.9 million at March 31, 2006.  During the second quarter 2006, the Company was able to adjust and settle claims associated with its discontinued commercial lines business, resulting in an outstanding inventory of runoff claims of 136 at June 30, 2006.

The Company’s effective net worth at June 30, 2006 was $83.0 million.  This amount consisted of Shareholders’ Equity of $58.0 million and Subordinated Debentures of $25.0 million.  The Company’s effective net worth at March 31, 2006 was $80.6 million (Shareholders’ Equity of $55.6 million and Subordinated Debentures of $25.0 million).

Certain prior year amounts have been reclassified to conform to current year presentation.  Due to rounding, some numbers may not add to totals shown.

For all periods presented, the effects of common stock equivalents and convertible preferred stock are antidilutive.  Therefore, basic and diluted per common share amounts are reported as the same number.  Additionally, per common share amounts for all periods presented have been adjusted for the rights offering in August 2005, as well as the reverse stock split in November 2005.

GAINSCO, INC. is a Dallas, Texas-based holding company.  The Company’s nonstandard personal automobile insurance products are distributed through retail agents in Florida and South Carolina (Southeast Region), Texas (South Central Region) and Arizona and Nevada (Southwest Region) and through an independent managing general agency in California (West Region).  Its insurance company subsidiaries are General Agents Insurance Company of America, Inc. and MGA Insurance Company, Inc.

Some of the statements made in this release may be forward-looking statements.  Forward-looking statements relate to future events or future financial performance and may involve known or unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements.

These forward-looking statements reflect current views but are based on assumptions and are subject to risks, uncertainties, and other variables which should be considered when making an investment decision, including, (a) operational risks and other challenges associated with rapid growth into new and unfamiliar markets and states, (b) adverse market conditions, including heightened competition, (c) the Company’s ability to adjust and settle the remaining claims associated with its exit from the commercial insurance business on terms consistent with its estimates and reserves, (d) uncertainties in the outcome of litigation and adverse trends in litigation and regulation, (e) inherent uncertainty arising from the use of estimates and assumptions in decisions about pricing and reserves, (f) the effects on claims levels or business operations resulting from natural disasters and other adverse weather conditions, (g) the availability of reinsurance and the Company’s ability to collect reinsurance recoverables, (h) the availability and cost of capital which may be required in order to implement the Company’s strategies, and (i) limitations on the Company’s ability to use net operating loss carryforwards.  Please refer to the Company’s recent SEC filings, including the Annual Report on Form 10-K for the year ended December 31, 2005, for more information regarding factors that could affect the Company’s results.

Forward-looking statements are relevant only as of the dates made, and the Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date on which the statement is made.  All written or oral forward-looking statements that are made by or are attributable to the Company are expressly qualified in their entirety by this cautionary notice.  Actual results may differ significantly from the results discussed in these forward-looking statements.

—END—

[The GAINSCO, INC. and Subsidiaries unaudited Consolidated Statements of Operations and Other Information for the quarters and six months ended June 30, 2006 and June 30, 2005 follow.]

Release Date:	Monday, August 14, 2006 – FOR IMMEDIATE RELEASE

Company Contacts:	Scott A. Marek, Asst. Vice President-IR 972.629.4493
Richard M. Buxton, Senior Vice President 972.629.4408
Email address: ir@gainsco.com
Website: www.gainsco.com

GAINSCO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Quarter ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Net premiums earned	$47,362	19,795	$86,120	35,514
Net investment income	1,570	823	3,078	1,425
Net realized gains (losses)	—	81	(4)	81
Agency revenues	2,964	1,270	5,781	2,333
Other income	130	196	101	326

Total revenues	52,026	22,165	95,076	39,679

Claims & CAE incurred	33,005	13,823	59,918	23,860
Policy acquisition costs	7,640	2,849	14,336	4,973
Interest expense	563	—	1,023	—
Underwriting and operating expenses	8,717	4,633	17,134	8,842

Income before Federal income taxes	2,101	860	2,665	2,004

Federal income taxes	(581)	—	(747)	—

Net income	$2,682	860	$3,412	2,004

Net income available to common shareholders	$2,682	372	$1,574	172

Income per common share:

Basic	$0.13	0.02	$0.08	0.01

Diluted*	$0.13	0.02	$0.08	0.01

* The effects of convertible preferred stock and common stock equivalents are antidilutive.  Therefore, basic and diluted per common share results are reported as the same number.  Additionally, per common share results for all periods presented have been adjusted for the rights offering in August 2005, as well as the reverse stock split in November 2005.

GAINSCO, INC. AND SUBSIDIARIES

OTHER INFORMATION

(In thousands, except per share data)

	Quarter ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Gross premiums written	$46,873	25,076	$102,075	48,860

Net premiums written	$46,577	24,712	$101,410	48,286

GAAP RATIOS:
Claims & CAE Ratio	69.7%	69.8%	69.6%	67.2%
Expense Ratio	25.9%	29.8%	27.8%	29.3%
Combined Ratio	95.6%	99.6%	97.3%	96.5%

Weighted average shares outstanding - basic	20,333	17,867	20,277	16,894